Exhibit 99.1

SAFEGUARD MEDIA CONTACT:	INVESTOR CONTACT:
Ed Callahan	Kris Block
(610) 293-0600	(610) 293-0600

SAFEGUARD ANNOUNCES FIRST QUARTER RESULTS

Wayne, PA, April 30, 2003 – Safeguard Scientifics, Inc. (NYSE: SFE), a leader in building and operating technology companies, today announced its operating results for the first quarter ended March 31, 2003.

“During the last few months, Safeguard completed the first stage of our strategy – the turnaround process and strategy formulation” said Anthony L. Craig, Safeguard’s President and Chief Executive Officer. “During the second stage, Safeguard will continue to refine our strategy while supporting operational excellence at our companies. The final stage will emerge when Safeguard’s operating companies have evolved sufficiently to be evaluated against traditional operating company measurements.”

Financial Highlights

Safeguard’s consolidated revenue for the first quarter of 2003 was $370.7 million, compared with $350.8 million for the first quarter of 2002 due primarily to the inclusion of Alliance Consulting revenues in Q1 2003.

For the quarter ended March 31, 2003, Safeguard reported a net loss of ($15.5) million, or a diluted loss per share of ($0.14), compared with a net loss of ($62.1) million, or a $(0.53) diluted loss per share in the first quarter of 2002. The 2002 loss included a cumulative effect of a change in accounting principle of $(21.4) million, or a diluted loss per share of $(0.18). This loss compares with a loss of $(31.2) million, or a diluted loss per share of $(0.27) for the fourth quarter of 2002.

As of March 31, 2003, Safeguard’s parent company cash balance was $109 million and the market value of its ownership of public company marketable securities was $182 million. Safeguard’s parent company cash balance was $106 million and the market value of its public company marketable securities was $200 million as of April 29, 2003.

“It was a solid quarter for Safeguard” noted Chris Davis, Managing Director and CFO. “We continued to trim our quarterly operating losses, while continuing to build our strategic initiative subsidiaries.”

Web Cast

Safeguard will host a Web cast May 1, 2003 at 9:00 a.m. EDT to discuss first quarter 2003 results. You can access the Web cast, which will be accompanied by slides, at the Safeguard Web site at www.safeguard.com. The conference call is also available via a toll-free number. For listen only access, please call the toll-free number 877-818-2521 by 8:55 a.m.

About Safeguard (www.safeguard.com)

Safeguard Scientifics, Inc. (NYSE: SFE) is an operating company creating long-term value by taking controlling interest in and developing its companies through superior operations and management. Safeguard operates businesses that provide business decision and life science software-based product and service solutions.

Forward-Looking Statements

The statements contained in this press release and attachments that are not historical facts are forward-looking statements that involve certain risks and uncertainties, including risks associated with the uncertainty of future performance of our companies, acquisitions of additional companies and dispositions of companies, additional financing requirements, the effect of economic conditions in the business sectors in which our companies operate, our ability to execute our business strategy and other uncertainties described in the Company’s filings with the Securities and Exchange Commission. The Company does not assume any obligation to update any forward-looking statements or other information contained in this press release.

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NOTE TO EDITORS: Safeguard is a service mark of Safeguard Scientifics, Inc.

Safeguard Scientifics, Inc.
Condensed Consolidated Statements of Operations
(unaudited, in thousands except per share amounts)

	Three Months	Three Months
	Ended March 31,	Ended March 31,

	2003	2002

Revenue	$370,699	$350,804
Total operating expenses	381,932	359,700

	(11,233)	(8,896)
Other income (loss), net	4,191	(5,531)
Impairment — related party	(659)	—
Interest, net	(2,412)	(5,445)

Loss before income taxes, minority interest, equity loss and cumulative effect of a change in accounting principle	(10,113)	(19,872)
Income tax expense	(1,392)	(1,118)
Minority interest	(10)	(841)
Equity loss	(4,024)	(18,907)

Net loss before cumulative effect of a change in accounting principle	(15,539)	(40,738)
Cumulative effect of a change in accounting principle (a)	—	(21,390)

Net loss	$(15,539)	$(62,128)

Basic loss per share
Prior to cumulative effect of change in accounting principle	$(0.13)	$(0.35)
Cumulative effect of change in accounting principle	—	(0.18)

	$(0.13)	$(0.53)

Diluted loss per share
Prior to cumulative effect of change in accounting principle	$(0.14)	$(0.35)
Cumulative effect of change in accounting principle	—	(0.18)

	$(0.14)	$(0.53)

Weighted average shares outstanding — basic and diluted	118,163	117,523

(a)	We adopted the provisions of SFAS 142, “Goodwill and Other Intangible Assets” which required that transitional impairment losses for goodwill, and negative goodwill be included as a cumulative change as of January 1, 2002. The effect on net earnings was an increase in net loss of $21.8 million.

Safeguard Scientifics, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2003	2002

	(unaudited)
Assets
Current Assets
Cash and cash equivalents, restricted cash and short-term investments — Parent	$108,512	$126,334
— Subsidiaries	152,053	142,065
Trading securities	768	832
Accounts receivable	125,526	179,668
Inventories	26,327	30,181
Prepaid expenses and other current assets	14,610	13,045

Total current assets	427,796	492,125
Property and equipment, net	38,140	38,610
Ownership interests in and advances to affiliates	77,691	74,859
Available-for-sale securities	4,474	4,548
Intangible assets, net	17,209	18,580
Goodwill, net	206,513	206,815
Deferred taxes	847	1,210
Other	29,116	31,919

Total Assets	$801,786	$868,666

Liabilities and Shareholders’ Equity
Total current liabilities	$197,013	$249,979
Long-term debt	2,221	1,998
Minority interest	129,620	130,384
Other long-term liabilities	15,550	14,032
Convertible subordinated notes (5%, due June 2006)	200,000	200,000
Total shareholders’ equity	257,382	272,273

Total Liabilities and Shareholders’ Equity	$801,786	$868,666

Certain prior year amounts have been reclassified to conform to the current year presentation.